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                      May 18, 2023

       William M. Mounger II
       Chief Executive Officer
       Tristar Acquisition I Corp.
       2870 Peachtree Road, NW Suite 509
       Atlanta, GA 30305

                                                        Re: Tristar Acquisition
I Corp.
                                                            Preliminary Proxy
Statement filed on Schedule 14A
                                                            Filed May 8, 2023
                                                            File No. 001-40905

       Dear William M. Mounger II:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Curtis Mo, Esq.